NEWS RELEASE

March 19, 2021

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Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345
Ed Loyd (Media Relations)
Edgar.Loyd@53.com | 513-534-6397

Fifth Third Bancorp Announces Redemption of Senior Bancorp Notes Due June 4, 2021 and of Senior Bank Notes due June 14, 2021

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that it has submitted a redemption notice to the trustee for redemption of all of the Bancorp’s outstanding floating rate senior notes due June 4, 2021 (CUSIP 316773CW8) issued in the principal amount of $250 million. The Bancorp notes will be redeemed on May 5, 2021, pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. Fifth Third Bancorp also announced that its subsidiary, Fifth Third Bank, National Association, has submitted a redemption notice to the issuing and paying agent for redemption of all of the Bank’s outstanding 2.250% fixed rate senior notes due June 14, 2021 (CUSIP 31677QBG3) issued in the principal amount of $1.25 billion. The Bank notes will be redeemed on May 15, 2021 pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

About Fifth Third Bancorp
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of December 31, 2020, the Company had $205 billion in assets and operated 1,134 full-service Banking Centers, and 2,397 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2020, had $434 billion in assets under care, of which it managed $54 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”